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                                                                EXHIBIT  10(g)

                            COACHMEN INDUSTRIES, INC.

                               LONG TERM INCENTIVE
                     PERFORMANCE BASED RESTRICTED STOCK PLAN


o AUTHORITY: 2000 Omnibus Stock Incentive Plan, approved by Shareholders May, 2000, authorizes 2 million shares for incentive compensation purposes for Directors, Officers and Key employees. The Compensation Committee has the authority to act in furtherance of these purposes, pursuant to its charter and the authority granted to it by the Board of Directors.

o        PURPOSE:
         o To further align the interests of Executives and Senior Management with those of the Shareholders.
         o To motivate and reward superior performance.
         o To enhance recruitment and retention.
         o To advance stock ownership by Senior Company Executives.

o        ELIGIBILITY:
         o The Compensation Committee of the Board of Directors may use its discretionary powers to determine participating Executives and Senior Managers as well as awards.
         o Participants must be full time employees, in good standing, with current Business Protection Agreements in effect, and be in compliance with Coachmen's Code of Conduct.
         o Eligible participants may include all Corporate and Subsidiary senior executives and officers.

o        TYPE: Restricted Stock, restrictions determined by the Compensation
         Committee.

o PERFORMANCE MEASUREMENT: The financial performance measurement for the restricted share award is consolidated Net Income.

o MEASUREMENT PERIODS: Financial performance of the Company will be measured over three (3) calendar years. Each three-year period is referred to as a Performance Measurement Period. Performance Measurement Periods may overlap such that performance in one year may contribute to the performance of multiple measurement periods.

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o        NUMBER OF RESTRICTED SHARES AVAILABLE FOR AWARD: A total of approximately 100,000 restricted shares per Performance Measurement Period for all participants, plus a reserve of 15% of the targeted awards.

o ISSUANCE OF SHARES: 100% of the target award of shares for each individual participant will be issued in the name of the participant at the beginning of the Performance Measurement Period. Certificates will be held by the Company until the earlier of the end of the Performance Measurement Period or a Change in Control.

o THRESHOLD AND MAXIMUM AWARD LEVELS: In order to earn any award for any Performance Measurement Period, at least 85% (threshold level) of the financial performance measurement target must be achieved for that Performance Measurement Period. In any Performance Measurement Period the maximum level that can be awarded is 115% of the target performance measurement.
         o Subject to the threshold and maximum award levels, each percentage point change in performance will result in a corresponding percentage point change in payout. (84% performance = 0% payout), (85% performance = 85% payout), (90% performance = 90% payout), (110% performance = 110% payout), (125% performance = 115% payout)

o        VESTING:   Shares earned during a Performance Measurement Period vest on the earlier of the first day of the year following the end of the Performance Measurement Period (subject to completion of the final accounting and audit of the financial statements of the 3rd year of the Performance Measurement Period) or the date of termination of employment due to death, disability or retirement at age 65 or older or, at the discretion of the Compensation Committee, upon early retirement ("Vesting Date"), provided that, except in the case of death, disability or retirement (including, at the discretion of the Committee, early retirement), no award is earned and no distribution will be made unless a participant has been a full time employee of the Company or its subsidiaries for at least three years by the Vesting Date; further provided that, in the event of a Change in Control (as defined in the Company's Change in Control Agreements with its key executives), all shares issued in the name of participants in the program vest immediately at the 115% level, and will be immediately delivered to the participants, without restrictions, regardless of performance or length of employment.

o AWARD DISTRIBUTION: The amount of the participant's long term incentive award is determined at the end of each Performance Measurement Period. The amount of the award earned by a participant shall be equal to the amount calculated by multiplying (i) the participant's target award for the Performance Measurement Period by (ii) the percentage obtained by dividing the Company's actual consolidated Net Income during the Performance Measurement Period by the Consolidated Net Income target established for the Performance Measurement Period, rounded to the nearest whole number subject in each case to the


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         Threshold and Maximum limitations described above. Fractional shares shall not be issued; any fraction of share will be rounded to the nearest whole share. As needed, issued certificates may be cancelled or reissued to adjust for the actual amount of shares earned. Unused shares will be returned to the Omnibus Plan pool. Awards will be distributed within thirty (30) days after the filing of the Company's 10-K with the Securities Exchange Commission.
         o For example: if the performance measurement is met for the 2003, 2004 and 2005 Performance Measurement Period, the restricted shares would vest January 1, 2006. The actual number of shares to be awarded, if any, will be determined when the final financial statements for 2005 are available and the audit is complete.
         o The award targets for each participant for each year in the Performance Measurement Period and the financial performance measurement target are determined by the Compensation Committee within the first 90 days after the commencement of the three-year Performance Measurement Period.
         o Under this plan, no distributions will occur until the end of the third year of each Performance Measurement Period, when the Restricted Stock awards may vest based on employment and the achievement of performance goals, except in the event of a Change in Control.

o RESTRICTION PERIOD: The Performance Measurement Period, or until a Change in Control.

o RESTRICTIONS: The participant cannot sell, transfer, pledge or use shares as collateral, during the Restriction Period. Restrictions lapse at the end of each Performance Measurement Period or upon a Change in Control.

o        VOTING RIGHTS:  The participant may vote shares during the Restriction
         Period.

o DIVIDEND RIGHTS: Dividends will be paid to an interest bearing account and held for the participant subject to the same vesting requirements. Dividends plus interest attributable to the dividends on the shares ultimately earned will be paid to participants when the certificates are delivered and will not be available for participation in any dividend reinvestment plan.

o        TERMINATION PROVISIONS:
         o If the participants' employment is terminated for any reason other than death, disability or retirement at age 65 or older during the Performance Measurement Period, then all unvested shares are forfeited except at the discretion of the Compensation Committee if employment is terminated at the request of the Company without cause or fault of the participant, or the participant retires early in accordance with the policies and procedures of the Company.
         o In the event of termination due to death or disability: The Restricted Shares will be prorated based on the date of death or disability and the number of months the participant was actively employed during the


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             year of death or disability. The final award determination and payouts are made with the rest of the group at the end of the Performance Measurement Period.
         o In the event of retirement: The Restricted Shares will be prorated based on the date of retirement and the number of months the participant was actively employed during the year. The final award determination and payouts are made with the rest of the group at the end of the Performance Measurement Period.

o        REVISIONS FOR SIGNIFICANT EVENTS:
         o When circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions), that cause any performance goal, payout schedule and/or level of performance or distribution to be inappropriate in the judgment of the Compensation Committee, the Committee may make such changes to this plan, and/or the performance targets for a Performance Measurement Period as it deems reasonable.

o        COMPANY TAX CONSEQUENCES:
         o   At time of grant - no tax deduction can be taken.
         o When stock is issued and restrictions lapse - Company receives tax deduction equal to the participant's ordinary income.
         o When the participant sells the shares - no tax deduction can be taken by the Company.
         o   Dividends are deductible by the Company when paid to the Executive.

o        EARNINGS PER SHARE CONSEQUENCES:
         o   Immediate dilution of EPS for total shares granted.

o        EARNINGS CONSEQUENCES:
         o The fair market value at the time of the grant is charged to earnings over the restriction period.

o        OVERHANG AND RUN RATES:
         o Overhang is unaffected by the granting of Restricted Stock awards. The annual run rate will increase with the granting of Restricted Stock, and decrease if the awards are not earned.

o        TAX IMPACT ON THE PARTICIPANT:
         o   No tax - at time of grant.
         o When restrictions lapse, the current market value of vested shares are taxed as ordinary income subject to maximum tax rate. The Company will notify the participant of the amount due to satisfy the tax withholding requirements with respect to the stock. The participant shall pay the amount due to satisfy the tax withholding requirements in cash; provided, however, that the participant may elect to meet the

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             tax withholding requirement by requesting the Company, in writing, to withhold from such award the appropriate number of shares of Common Stock, rounded up to the next whole number, which would result in proceeds equal to the tax withholding requirement. Any election by a participant to have shares withheld under this Section shall be subject to such terms and conditions as the Committee may specify, which may include that the election shall be irrevocable. If the cash required (whether paid directly or indirectly through the sale of stock election described above) is not received by the Company within sixty (60) days of notification by the Company of the tax withholding due, the Committee shall have the right to take whatever action it deems appropriate, including voiding the award. The Company shall not deliver or pay the award (net of the tax withholding) until the tax-withholding obligation is satisfied.
         o   Dividends are taxed as ordinary income subject to maximum tax rate
         o   Participant has the opportunity to make a tax-advantaged IRC
             Section 83(b) election at time of grant. Under this election, the participant pays ordinary income and FICA taxes on the value of the grant at the time of granting. Upon subsequent sale, any gain over the grant value is taxed at the long-term capital gains rate (assuming holding period requirements are met.) If an 83(b) election had been made, the participant forfeits the taxes paid, even if the participant never receives the stock.
         o At Sale - assuming the stock is held for 12 months after vesting, the gain on sale over the market value at the time of vesting of the restricted shares, receives long-term capital gains treatment.